Exhibit 10.15(a)

DELEK US HOLDINGS, INC.
7102 Commerce Way
Brentwood, TN 37027

January 18, 2013

Mark B. Cox
680 Legends Crest Drive
Franklin, TN 37069

Re:    Separation of Employment / General Release

Dear Mark:

This letter will confirm the terms of the agreement (the “Agreement”) between you and Delek US Holdings, Inc. and/or any of its subsidiary companies (collectively the “Company”). The terms of this letter shall be effective upon the date set forth above and shall supplement and/or amend the terms of your Executive Employment Agreement dated November 1, 2011 (the “Employment Agreement”).

1.Separation of Employment. We have mutually agreed that your service as the Chief Financial Officer of the Company will end on January 18, 2013 and your employment with the Company will end effective March 31, 2013. In return for your agreement to the terms set forth herein, the execution of a release of claims against the Released Parties (defined below) in a form satisfactory to the Company upon the last day of your employment and the expiration of any revocation period contained therein, the absence of any breach of this Agreement prior to your last day of your employment, and the absence of any conduct on your part that would constitute “Cause” as identified in 10(f)(ii)(A) and (B) of the Employment Agreement prior to your last day of employment, you will receive (a) a separation payment equal to 75% of your current Base Compensation (in lieu of the Severance Payment defined in the Employment Agreement), (b) the costs of continuing health insurance coverage under COBRA through December 31, 2013 (in lieu of the period of time prescribed in the Employment Agreement) should you elect COBRA coverage, provided that the Company shall pay any such health insurance amounts to the applicable provider and the Company shall not reimburse you for any income taxes you may owe on account of such coverage and (c) other benefits otherwise due to you under the Employment Agreement including, without limitation, the Post-Employment Annual Bonus (as defined in the Employment Agreement), Accelerated Vesting (as defined in the Employment Agreement) and all accrued benefits through the end of your employment. You understand that, pursuant to Section 409A of the Internal Revenue Code, as amended, and Section 18(b) of your Employment Agreement, the separation payment (or a portion thereof) may be paid to you in a lump sum on the date that is six months from the effective date of your termination of employment and that you are responsible for any tax consequences of payments made to you under this Agreement. The foregoing sum shall be offset by any amounts you may owe the Company at the time any separation payment is made.

2.Return of Property. You will return any Company property in your possession, custody, or control including, without limitation, any motor vehicles, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, security cards, credit cards, and other data. However, you are entitled to keep your Company-issued telephone and computer.

3.Release of Claims. On behalf of yourself and your heirs, representatives, and assigns, you discharge and release the Company and its affiliates and agents (collectively the “Released Parties”) from all claims, obligations, and demands that you had, have, or may have arising out of or related to your employment and/or the termination of your employment. Without limiting the generality of the foregoing, you discharge and release any claims, causes of action, liabilities, covenants, agreements, obligations, damages, and/or demands of every nature, character, and description under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Tennessee Human Rights Act, the Civil Rights Act of 1991, the Arkansas Civil Rights Act, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act of 1974 (except with respect to benefits to which you have a vested entitlement), and all other federal, state, and local laws including any laws regarding wrongful discharge, breach of contract, retaliation, infliction of emotional distress (collectively, the “Released Claims”).

YOU SPECIFICALLY ACKNOWLEDGE AND AGREE THAT BY EXECUTING THIS AGREEMENT, YOU ARE WAIVING ALL RIGHTS OR CLAIMS, IF ANY, THAT YOU HAVE OR MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOUR WAIVER OF SUCH RIGHTS OR CLAIMS IS KNOWING AND VOLUNTARY.

4.Scope of Release. You agree and understand that the effect of this Agreement is to waive and release any and all claims, causes of action, liabilities, covenants, agreements, obligations, damages and/or demands of every nature, character, and description, without limitation in law, equity, or otherwise, that you had, have, or may have, whether known or unknown, against any of the Released Parties for any liability, whether vicarious, derivative, direct, or indirect. The foregoing includes, without limitation, any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, past and future employee benefits (except to which there is vested entitlement) including contributions to the Company's employee benefit plans, compensatory damages, penalties, equitable relief, attorneys' fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind arising out of or related in any way to your employment by the Company and/or the termination of such employment. Furthermore, you are specifically waiving any claim for any benefits under Section 10 of the Employment Agreement entitled Termination of Employment. However, you do not by virtue of this Agreement waive or release any claims that arise after your signature below. The parties have also entered into a separate agreement with respect to the RSU grant as described in the Employment Agreement, and that separate agreement will govern your rights with respect to that RSU grant.

5.Covenant Not To Sue. You will not initiate, or cause to be initiated, any lawsuit based on the Released Claims. Except as prohibited by law, you will indemnify the Company and all other Released Parties for any sum of money that any of them may hereafter be compelled to pay you, your heirs, representatives, or assigns and any of the Company's legal fees and/or costs associated therewith on account of you bringing or allowing to be brought on your behalf legal action based upon the Released Claims. This covenant not to sue does not affect your right to test the knowing and voluntary nature of your waiver of rights under the Older Workers Benefit Protection Act of 1990. This Agreement also does not prevent you from filing a charge with the Equal Employment Opportunity Commission concerning claims of discrimination, although you waive the right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other third party on your behalf under any discrimination law. Nothing in this agreement is intended to require any waiver of any right prohibited by law, including the Older Worker Benefit Protection Act. Furthermore, you understand and agree that this Agreement does not constitute any admission by the Company of any liability or of any violation of any federal, state, or local laws.

6.Confidential Information. You will at all times maintain strict confidentiality of, and will not use or disclose, information or ideas of a confidential or proprietary nature which pertain to Company's business, financial, legal, marketing, administrative, personnel, trade secrets (including, but not limited to, personal information, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing, technical systems and practices, customers, sales history and financial health) and “material non-public information” as defined under federal securities law as well as such information of third parties which has been provided to Company in confidence (collectively “Confidential Information”). All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. You specifically agree that, if you violate this confidentiality obligation, in addition to any other rights and remedies available under applicable law, the Company will have the contractual right to recover from you its actual damages not to exceed the amount of any payments made under this Agreement by recoupment, restitution, set-off, or otherwise as permitted by law.

7.Confidential Nature of This Agreement. You and the Company will treat the terms, conditions, amount, and circumstances relating to this Agreement as confidential, except as disclosure may be required by applicable law. You may disclose the terms of this Agreement to your tax advisor or counsel, provided that they agree to maintain the confidentiality of this Agreement. If you are required to make any disclosure required by law, you agree to inform the Company immediately and prior to any such disclosure. Obligations under this paragraph shall terminate to the extent that information contained herein is made public by the Company in the course of its compliance with public disclosure obligations.

8.Consideration/Revocation Periods. You shall have a period of up to 21 calendar days in which to consider entering into this Agreement. You acknowledge that you have had the opportunity to read and review this Agreement and seek legal advice. You freely and voluntarily, and without coercion, agree to and understand the significance and consequences of the terms of this Agreement. Following the date of your signature below, you shall have a period of seven calendar days within which to revoke your acceptance of this Agreement, in which case this Agreement shall be null and void. If you do not exercise your right to revoke this Agreement within seven calendar days of your signature, this Agreement shall be held in full force and effect and each party shall be obligated to comply with its requirements. The parties agree that any changes made to this Agreement (whether material or immaterial) as a result of the negotiation of the parties do not restart the running of the 21-day period noted above.

9.Mutual Non-Disparagement. You agree not to engage in any conduct, verbal or otherwise, that would disparage or harm the reputation of any of the Released Parties. The Company agrees that its senior executives will not engage in any conduct, verbal or otherwise, that would disparage or harm your reputation. Such conduct shall include, without limitation, any negative statements made verbally or in writing.

10.Future Cooperation. As part of your employment, you acknowledge and agree that you have obtained knowledge, information, and expertise regarding the operations of the Company that may be useful to the Company in prosecuting, defending and otherwise managing current and future litigation matters by or against the Company. Therefore, you agree to cooperate fully and assist the Company to the best of your abilities in connection with any such matters including making yourself reasonably available to assist in the Company's defense. The Company will pay you for your time expended and any out-of-pocket expenses you incur in connection with your assistance. The foregoing is not intended to reward you for any particular testimony or to limit in any manner your truthful testimony in any proceeding.

11.Severability. Except with respect to the release of claims provided for above, the provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions. To the extent that a court of competent jurisdiction deems any provision of this Agreement unenforceable (except the release of claims), such court shall modify the terms of the Agreement by adding, deleting, or changing in its discretion any language necessary to make such provision enforceable to the maximum extent permitted by law, and the parties expressly agree to be bound by any such provision as reformed by such court. If this Agreement is not enforceable in whole or in part after such severance or reformation, the Company shall have a contractual right of restitution, recoupment, and set-off to recover from you any consideration paid to you under this Agreement.

12.Integration. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings between the parties with respect to the subject matter hereto. This agreement may not be modified except in a writing signed by both parties. In event that any term or provision of this Agreement conflicts with a term or provision of the Employment Agreement, this Agreement shall control.

13.Choice of Law & Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and without regard to any rule of construction under which an agreement may be construed against the drafter or any rule regarding conflicts of law. Any dispute arising under this agreement must be adjudicated in the courts of competent jurisdiction located in Williamson County, Tennessee, and the parties hereby agree to such courts' exercise of exclusive personal jurisdiction over them.

I have carefully read this agreement. By my signature below, I hereby accept and agree to all of the terms and conditions set forth herein and confirm that I am not aware of any failure by an employee or director to comply with the Company's Code of Business Conduct & Ethics.

DELEK US HOLDINGS, INC.

/s/ Donald N. Holmes                    /s/ Mark B. Cox
By:    Donald N. Holmes                MARK B. COX
Title:    EVP / Human Resources            Date:    January 24, 2013
Date:    January 24, 2013

/s/ Kent B. Thomas
By:    Kent B. Thomas
Title:    EVP / General Counsel
Date:    January 24, 2013

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